Exhibit 4.8

Execution Version

THIRD AMENDMENT TO WARRANT AGREEMENT

THIS THIRD AMENDMENT (this “Amendment”), dated as of March 3, 2017, to the Warrant Agreement to Purchase Shares of the Common Stock of Mast Therapeutics, Inc., dated as of August 11, 2015 (as amended by the Prior Amendments (as defined below), the “Warrant Agreement”), is made by and between MAST THERAPEUTICS, INC., a Delaware corporation (the “Company”), and HERCULES TECHNOLOGY III, L.P., a Delaware limited partnership (the “Warrantholder”).

A.The Company and the Warrantholder previously entered into the First Amendment to Warrant Agreement dated as of September 28, 2015 and the Second Amendment to Warrant Agreement dated as of February 25, 2016 (the “Prior Amendments”).

B.The Company is party to that certain Agreement and Plan of Merger and Reorganization, dated January 6, 2017, among the Company, Victoria Merger Corp., a Delaware corporation (the “Merger Sub”), and Savara Inc., a Delaware corporation (the “Surviving Corporation”), pursuant to which, among other things, the Merger Sub will be merged with and into the Surviving Corporation, with the Surviving Corporation remaining as the surviving entity and a wholly-owned subsidiary of the Company (the “Merger Agreement” and such transactions, the “Merger”).

C.In connection with the Warrantholder’s entry into the Merger Agreement and the contemplated Merger, the Warrantholder, the Company and Hercules Capital, Inc. have entered into a Fifth Amendment to Loan Agreement, dated as of the date hereof (the “Loan Amendment”).

D.In connection with the Loan Amendment, the Company and the Warrantholder desire to further amend the Warrant Agreement, as previously amended by the Prior Amendments, as set forth herein.

E.Capitalized terms that are not otherwise defined in this Amendment have the respective meaning set forth in the Warrant Agreement.

AGREEMENT

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.This Amendment shall become effective upon the effective date of the Loan Amendment, and if the Loan Amendment shall be terminated in accordance with the terms thereof, this Amendment shall automatically terminate and have no effect automatically upon the termination of the Loan Amendment, without any action being required by any party hereto.

2. The definition of “Exercise Price” in Section 1 of the Warrant Agreement is hereby amended and restated in its entirety to read as follows:

““Exercise Price” means $0.10; provided, however, that if and only if the closing price of the Common Stock is lower than $0.10 (as appropriately adjusted if the Company shall combine or subdivide its Common Stock) for three consecutive trading days between January 6, 2017 and the Effective Time (as defined in the Agreement and Plan of Merger and Reorganization, dated January 6, 2017, among the Company and the other parties thereto), then, “Exercise Price” shall mean the price equal to the lowest consecutive three-day volume weighted average price of the Common Stock between January 6, 2017 and the Effective Time, as agreed to in writing by the Company and Warrantholder, such Exercise Price subject to further adjustments in accordance with the terms hereof.”

3.The definition of “Warrant Coverage” in Section 1 of the Warrant Agreement is hereby deleted in its entirety.

4.Section 1(b) of the Warrant Agreement is hereby amended by amending and restating Section 1(b) in its entirety to read as follows:

“(b)    Number of Shares.  This Warrant shall be exercisable for 2,272,727 shares of fully-paid and non-assessable shares of Common Stock, as subject to further adjustment from time to time in accordance with the provisions of this Agreement.”

5.The Warrantholder hereby waives the notice required by Section 8(e)(iii) of the Warrant Agreement with respect to the Merger.

6.Except as specifically amended hereby and the Prior Amendments, the Warrant Agreement shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Warrantholder under the Warrant Agreement, and it does not constitute a waiver of any provision of the Warrant Agreement.

7.This Amendment shall be governed by, and construed in accordance with, the law of the State of California.

8.This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile, .pdf or other electronic imaging means of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment. The Warrantholder may also require that any such documents and signatures delivered by facsimile, .pdf or other electronic imaging means be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile, .pdf or other electronic imaging means.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

COMPANY:

MAST THERAPEUTICS, INC.

By:	/s/ Brandi Roberts
Name: Brandi Roberts
Title: Chief Financial Officer

WARRANTHOLDER:

HERCULES TECHNOLOGY III, L.P.

By:	Hercules Technology SBIC Management, LLC, its General Partner

By:	Hercules Capital, Inc., its Manager

By:	/s/ Jennifer Choe
Name: Jennifer Choe
Title: Assistant General Counsel

[Signature Page to Third Amendment to Warrant Agreement]